As filed with the Securities and Exchange Commission on January 23, 2020

Registration No. 333-228861

Registration No. 333-230215

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO:

FORM S-8

REGISTRATION STATEMENT NO. 333-228861

FORM S-8

REGISTRATION STATEMENT NO. 333-230215

UNDER

THE SECURITIES ACT OF 1933

Synthorx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-4709185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11099 N. Torrey Pines Road, Suite 190 La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

2014 Equity Incentive Plan

2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

(Full titles of the plans)

John Reed

President

Synthorx, Inc.

11099 N. Torrey Pines Road, Suite 190

La Jolla, California 92037

Telephone: (858) 750-4700

(Name, address and telephone number of agent for service)

Copies to:

Michael J. Aiello, Esq.

Amanda Fenster, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SHARES

Synthorx, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.001 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•

Registration Statement No. 333-228861, filed on December 17, 2018, relating to the registration of 2,313,262 Shares under the 2014 Equity Incentive Plan, 5,828,865 Shares under the 2018 Equity Incentive Plan and 645,000 Shares under the 2018 Employee Stock Purchase Plan; and

•

Registration Statement No. 333-230215, filed on March 12, 2019, relating to the registration of 1,284,158 Shares under the 2018 Equity Incentive Plan and 321,039 Shares under the 2018 Employee Stock Purchase Plan.

On January 23, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 7, 2019, by and among the Registrant, Sanofi, a French société anonyme (“Sanofi”), and Thunder Acquisition Corp., a Delaware corporation and a wholly owned indirect subsidiary of Sanofi (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned indirect subsidiary of Sanofi.

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but remaining unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of La Jolla, State of California, on January 23, 2020.

Synthorx, Inc.

By:	/s/ John Reed
Name: John Reed
Title: President

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ John Reed	Director; President	January 23, 2020
John Reed	(Principal Executive Officer)

/s/ Marie Debans	Director; Secretary and Treasurer	January 23, 2020
Marie Debans	(Principal Financial and Accounting Officer)